Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Projected Dividend Rate for Third Quarter 2007

San Francisco - The Federal Home Loan Bank of San Francisco's Board of Directors has declared a dividend for the third quarter of 2007, to be determined in accordance with the Bank's Retained Earnings and Dividend Policy. The Bank expects to announce its third quarter operating results on or about October 25, 2007, and will include the dividend rate in that announcement. The Bank intends to pay the dividend on or within five business days after the date it files its third quarter Form 10-Q, which is expected to be on or about November 14, 2007.

In accordance with the Bank's Retained Earnings and Dividend Policy, the Bank plans to retain 10% of its earnings excluding the effects of SFAS 133 and make available for dividends an amount equal to the remaining 90% of earnings excluding the effects of SFAS 133, until the Bank's retained earnings target of $296 million is reached. Based on the information available to date and the Bank's estimated earnings for the third quarter of 2007 (excluding the effects of SFAS 133), the Bank's annualized dividend rate is projected to be 5.21% for the third quarter. The Bank is providing this projection of the third quarter dividend rate for general informational purposes only. Since the Bank has not yet closed its books for the third quarter of 2007 and the projected dividend rate is based on an estimation of the Bank's third quarter earnings, the actual dividend rate may be significantly different as a result of a number of factors, which may include the effects of SFAS 133 and SFAS 91 and the Bank's ability to pay dividends out of retained earnings. In addition, payment of a dividend remains within the discretion of the Bank's Board of Directors and subject to certain regulatory requirements.

The Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada. The Bank is one of 12 regional banks in the FHLBank System, which is celebrating 75 years of service to members and communities this year.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements, including the projected dividend rate, are based upon the Bank's current estimations, assumptions, and expectations, and speak only as of the date of this press release. These statements may use forward-looking terms, such as "to be," "expects," "will," "intends," "plans," "projected," "may," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133 and SFAS 91, certain regulatory requirements, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Cynthia Lopez, (415) 616-2757
lopezc@fhlbsf.com